Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA ● ASIA PACIFIC ● EUROPE

December 1, 2017

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 7, 2017, as amended by Amendment No. 1 thereto, filed with the SEC on November 16, 2017 and declared effective by the SEC on November 20, 2017, relating to the registration by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $2,538,500,000 (the “Common Units”), on terms to be determined at the time of the offering thereof. A prospectus supplement dated December 1, 2017 (the “Prospectus Supplement”) will be filed with the SEC on December 1, 2017 pursuant to Rule 424(b) promulgated under the Securities Act.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 22, 2010, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date; (iv) the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, dated effective as of September 7, 2011, as amended to date (the “LLC Agreement”); (v) the Registration Statement; (vi) the Prospectus contained in the Registration Statement (the “Prospectus”) and (vii) the Prospectus Supplement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership, the General Partner and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Partnership and the General Partner.

We have also assumed that, at the time of the issuance, sale and delivery of any of the Common Units being offered, (i) the Common Units will be issued and sold as contemplated in the Registration Statement, the Prospectus, the Prospectus Supplement and the Equity Distribution Agreement dated December 1, 2017 relating to the offer and sale of the Common Units (the “Equity Distribution Agreement”) and (ii) the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Enterprise Products Partners L.P.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that with respect to the Common Units, when (i) the General Partner has taken all necessary action (pursuant to action by the board of directors of the General Partner) to authorize and approve the issuance by the Partnership of such Common Units, the terms of the offering thereof and related matters and (ii) such Common Units have been issued and delivered against payment therefor in accordance with the terms of the Equity Distribution Agreement, such Common Units will be validly issued, and purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to a current report on Form 8-K and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SIDLEY AUSTIN LLP